Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Barry A. Rothman                        Gary Geraci
Onstream Media Corporation              Equity Performance Group
954-917-6655                            781-444-6100, Ext. # 629
brothman@onstreammedia.com              garyg@nationalfc.com

       Onstream Media To Present At The ValueRich Small-Cap Financial Expo

POMPANO BEACH, FL - March 7, 2005 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of on-demand, rich media communications including webcasting, webconferencing, content publishing and digital asset management services, today announced that it is scheduled to present at the ValueRich Small-Cap Financial Expo, to be held March 9-12, 2005 in Palm Beach, Florida at the Palm Beach County Convention Center. Randy Selman, CEO of Onstream Media, will present on behalf of the Company.

Mr. Selman's presentation will be webcast live on Friday, March 11, 2005 at 11:30 am. The live webcast can be found at:
http://www.visualwebcaster.com/ValueRichExpo/. A replay of the presentation will be available shortly following completion of the broadcast at http://www.onstreammedia.com/webcasting_prindex.html.

Hosted by ValueRich Inc., publishers of ValueRich Magazine, the expo features two full days of presentations and business development opportunities with interactive panel discussions, seminars and speakers on a wide variety of topics targeted at bringing together executives of small-cap companies with investment professionals including research analysts, fund managers, money managers, institutional investors, investment bankers and brokers, as well as venture capitalists and the financial media.

Onstream Media will also be providing live and on-demand video webcast services for the event, including live webcasts of all formal company presentations and certain of the Expo's featured speakers. Onstream Media's digital asset management capabilities will allow for each of these presentations to be individually archived and available for 90 days after the event, providing investors and potential investors with an additional opportunity to hear and view the presentation. The live and archived presentations can be found online at http://www.visualwebcaster.com/ValueRichExpo/.


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About Onstream Media Corporation

Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand, rich media communications via Onstream Media's Platform. Specializing in audio and video corporate communications, Onstream Media's pioneering ASP technology provides the necessary tools for webcasting, webconferencing, content publishing and digital asset management services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment. Today, Onstream Media's presentation services are used by many Fortune 100 company executives to broadcast their announcements and across the enterprise in sales, training, marketing, communications, Investor Relations and branding. Onstream Media customers include: AOL, NFL, AAA, Disney, MGM, Deutsche Bank, Thomson Financial/CCBN and PR Newswire.

For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655

This press release contains forward-looking statements, some of which may relate to Onstream Media Corporation (formerly known as Visual Data Corporation), and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.